ALEXANDER & BALDWIN, INC.
EXECUTIVE SEVERANCE PLAN

(Amended and Restated as of January 1, 2024)

INTRODUCTION

The Executive Severance Plan (the “Plan”) is hereby amended and restated effective January 1, 2024 (except as otherwise expressly provided herein) (the “2024 Restatement”). The purpose of the 2024 Restatement is to make certain clarifying changes.

The purpose of the Plan is to retain key employees and to encourage such employees to use their best business judgment in managing the affairs of Alexander & Baldwin, Inc. (the “Company”) and its divisions and subsidiaries. Therefore, the Company is willing to provide the severance benefits described below to protect these employees if involuntarily terminated without cause or laid off from employment as part of a job elimination/restructuring or reduction in force. It is further intended that this Plan will complement other compensation program components to assure a sound basis upon which the Company will retain key employees.
Article 1
Definitions and Exclusions

Whenever used in this Plan, the following words and phrases shall have the meanings set forth below. When the defined meaning is intended, the term is capitalized:
1.1    “Base Salary” means the total amount of base salary payable to the participant at the salary rate in effect on the last day of the participant’s employment with the Employer. Base Salary does not include bonuses, reimbursed expenses, credits or benefits under any plan of deferred compensation, to which the Employer contributes, or any additional cash compensation or compensation payable in a form other than cash.
1.2    “Board of Directors” shall mean the Board of Directors of the Company.
1.3    “Cause” means termination from employment with the Employer upon:
1.3(a)    the willful and continued failure by the participant substantially to perform the participant’s duties with the Employer (other than any such failure resulting from the participant’s incapacity due to physical or mental Disability). For the purposes of this subsection and subsection 1.3(b), no act, or failure to act, on the participant’s part shall be considered “willful” unless done, or omitted to be done, by the participant not in good faith and without reasonable belief by the participant that their action or omission was in the best interest of the Employer; or
1.3(b)    the willful engaging by the participant in conduct that is demonstrably and materially injurious to the Employer, monetarily or otherwise.
1.4     “Disability” shall mean that an individual is deemed to be totally disabled by the Social Security Administration.

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1.5     “Employer” shall mean the Company or the entity for whom services are performed and with respect to whom the legally binding right to compensation arises, and all entities with whom the Company would be considered a single employer under Section 414(b) of the Internal Revenue Code of 1986, as amended (the “Code”); provided that in applying Section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3) of the Code, and in applying Treasury Regulation § 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation § 1.414(c)-2; provided, however, “at least 20 percent” shall replace “at least 50 percent” in the preceding clause if there is a legitimate business criteria for using such lower percentage.

1.6    “Identification Date” means each December 31.

1.7    “Key Employee” means a participant who, on an Identification Date, is:

    1.7(a)    An officer of the Company having annual compensation greater than the compensation limit in Section 416(i)(1)(A)(i) of the Code, provided that no more than fifty officers of the Company shall be determined to be Key Employees as of the Identification Date;

    1.7(b)    A five percent owner of the Company; or

1.7(c)    A one percent owner of the Company having annual compensation from the Company of more than $150,000.

If a participant is identified as a Key Employee on an Identification Date, then such participant shall be considered a Key Employee for purposes of the Plan during the period beginning on the first April 1 following the Identification Date and ending on the next March 31. For purposes of this Section 1.7 only and for determining whether a participant is a Key Employee, the “Company” shall mean the Company and its affiliates that are treated as a single employer under Section 414(b) or (c) of the Code, and for purposes of determining whether a participant is a Key Employee, Treasury Regulation § 1.415(c)-2(d)(4) shall be used to calculate compensation.

1.8    “Layoff” means the elimination of a job due to economic reasons, whether or not as part of job elimination or restructuring, or as a reduction-in-force affecting one or more positions. Layoff does not include resignation from employment or Separation from Service by reason of death, Disability, or discharge for Cause. A participant is not considered to have been laid off, and will not be entitled to severance benefits described in Article 3, if the Plan Administrator determines, in its discretion, that either the Employer or a purchaser or other successor has offered comparable employment to the participant to commence after the participant’s Separation from Service, whether or not the participant accepts the position offered.

1.9     “Separation from Service” shall mean termination of employment with the Employer, other than due to death. A participant shall be deemed to have experienced a Separation from Service if the participant’s service with the Employer is permanently reduced to an annual rate that is less than twenty percent of the services rendered, on average, during the immediately

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preceding thirty-six-month period of employment with the Employer (or if employed by the Employer less than thirty-six months, such lesser period).

Article 2
Eligibility for Benefits

2.1    Eligibility. To be eligible for Plan benefits, employees must serve in a job categorized as the Chief Executive Officer, Band A, or Band B under the Company’s job evaluation program. Exceptions (additions or deletions) to the eligibility requirements can be made only by the Company. Chief Executive Officer, with the approval of the Compensation Committee of the Board of Directors (the “Committee”).
2.2    Benefits. Except as provided in Section 2.3, if the participant experiences an involuntary Separation from Service without Cause or a Separation from Service because of a Layoff, the Employer shall pay to the participant the severance benefits described in, and subject to, Section 3.1. (For the purposes of this section, “involuntary” means a Separation from Service that is due to the independent exercise of the unilateral authority of the Employer, other than due to the participant’s request, and where the participant was willing and able to continue to perform services.) A participant eligible to receive benefits under this Plan shall not be eligible for benefits under any other severance plan, policy or arrangement sponsored by the Employer.
2.3    Change in Control. In the event the Employer experiences a “change in control”, as defined in section 409A of the Code and the final regulations and any guidance promulgated thereunder, and the Employer and a participant have entered into an agreement concerning a change in control of the Employer, the terms of such agreement, and not this Plan, shall govern. In such case, no benefits shall be payable to the participant under this Plan.
2.4    Plan Administration. The Retirement Committee appointed by the Board of Directors, or such other committee as may be appointed by the Board of Directors from time to time, shall serve as the Plan Administrator. The Plan Administrator is responsible for the general administration and management of this Plan and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply this Plan and to determine all questions relating to eligibility for benefits. This Plan shall be interpreted in accordance with its terms and their intended meanings. However, the Plan Administrator and all plan fiduciaries shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem to be appropriate in their sole discretion, and to make any findings of fact needed in the administration of this Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.
Article 3
Severance Benefits

3.1    Type and Amount of Benefits. If severance benefits become payable under this Plan, benefits shall consist of the following:

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3.1(a)    Monetary Payments/Reimbursement. Should the participant execute (and later not revoke, if applicable) a release agreement prepared by the Plan Administrator within the timeframe provided by the Plan Administrator, the participant shall receive amounts as follows: (i) an amount equal to twelve (12) months of the participant’s Base Salary, one-twelfth of which shall be paid each month for a period of one year, beginning in the first month following the date of the participant’s Separation from Service (subject to the special rule below with respect to amounts in excess of two times the applicable compensation limit under Code Section 401(a)(17) for the year of the participant’s Separation from Service); (ii) reimbursement for expenses arising from individual outplacement counseling services (in an amount not to exceed ten thousand dollars ($10,000.00)) that are incurred no later than two (2) years after the date of the participant’s Separation from Service, and are reimbursed by the Employer no later than the end of the calendar year following the year in which the expense being reimbursed was incurred ; and, (iii) a pro rated share of the award opportunity at “Target” under the Alexander & Baldwin, Inc. One-Year Performance Improvement Incentive Plan or Alexander & Baldwin, Inc. Annual Incentive Plan, as applicable, that otherwise would have been payable to the participant had the participant remained employed until the end of the applicable performance period(s) of such plans. If the release is not revoked (if applicable), the payment of the amount under subsection 3.1(a)(i) shall commence and be paid monthly to the extent such monthly payments in the aggregate do not exceed two times the applicable compensation limit under Code Section 401(a)(17) and the payment under subsection 3.1(a) (iii) shall be payable no later than 60 days following the date of the participant’s Separation from Service. Notwithstanding anything to the above, to the extent the aggregate amount payable under 3.1(a)(i) exceeds two times the applicable compensation limit under Code Section 401(a)(17), amounts in excess of that limit shall be paid in a lump sum payable no later than 60 days following the date of the participant’s Separation from Service. If the release is timely revoked (if applicable), the participant shall not be entitled to any benefit under Section 3.1(a)(i), (ii) and (iii). The Plan Administrator retains the sole discretion to determine when during the 60-day period the payment will be made.
3.1(b)(i)    Benefits. For the period that separation payments are made under subsection 3.1(a) above, or until the participant becomes employed with another employer offering any similar life insurance or death benefits (whichever is earlier), and subject to the terms of any applicable insurance policies, the Employer shall continue to pay the premiums for group life insurance (or if applicable continue coverage under the Employer’s death benefit program) and basic accidental death & dismemberment insurance at the level such coverage was in effect for the participant on the date of the participant’s Separation from Service.
3.1(b)(ii)    Group Medical, Dental, Drug and Vision Coverage. If separation payments are made under subsection 3.1(a) above, then for a maximum period of twelve (12) months following Separation from Service, or until the participant becomes employed with another employer offering any such benefits (whichever is earlier), the Employer shall reimburse the participant for the amount of the premiums paid by the participant for post-termination continuation coverage under the Employer’s group health insurance in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). In order to receive reimbursement, the participant must submit proof of payment to the Plan Administrator within 90 days of the payment date and the Employer will remit a check for reimbursement as soon as practicable. Notwithstanding the foregoing, in the event that such reimbursement by the Employer for the above COBRA continuation coverage is discriminatory

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pursuant to Code Section 105(h) or Section 2716 to the Public Health Service Act, then such reimbursements shall be taxable income to the participant reportable annually on a Form W-2 or as otherwise required by applicable federal and state law. Payment of premiums for COBRA coverage beyond twelve (12) months following Separation from Service is the sole responsibility of the participant and such payment shall not be reimbursable.
3.1(b)(iii)    Death Benefits. If the participant dies during the severance benefit period, the severance benefits as described in Section 3.1(a) that have not yet been paid shall be paid to the participant’s designated beneficiary in a lump sum within 60 days following the participant’s death and if the designated beneficiary is entitled pursuant to COBRA to continuation coverage, then the designated beneficiary shall have the right to continued reimbursement for the remainder of the period under Section 3.1(b)(ii) for premiums paid for COBRA continuation coverage. In order to receive reimbursement, the beneficiary must submit proof of payment to the Plan Administrator within 90 days of the payment date and the Employer will remit a check for reimbursement as soon as practicable. Any beneficiary designation must be provided to the Plan Administrator in writing by the participant, prior to death.
3.1(b)(iv)    Reimbursements and In-Kind Benefits. To the extent that a right to reimbursement or an in-kind benefit under this Section 3.1 is subject to Code Section 409A, then (A) the amount eligible for reimbursement, or the in-kind benefit provided, during a participant’s taxable year may not affect the amount reimbursable, or the in-kind benefits provided, in any other taxable year; (B) any reimbursement must be made no later than the taxable year following the taxable year in which the expenses was incurred; and (C) the right to reimbursement or the in-kind benefit cannot be liquidated or exchanged for another benefit.
3.2    Committee Discretion. The severance benefits as described in this Article 3 may be increased or decreased by the Committee in its absolute discretion. Such adjustments may be applied selectively with respect to one or more individual participants.
3.3    Code Section 409A. This Plan is drafted with the intent that all payments or benefits provided hereunder will be exempt from Code Section 409A to the maximum extent possible under the law, and the Plan shall be construed and operated as necessary to comply with such intent. For purposes of Code Section 409A, all payments under the Plan shall be deemed separate payments and shall not be aggregated with any other payment. This Plan shall be administered and interpreted to maximize the short-term deferral exemption to Section 409A. The portion of any payment under this Plan that is paid within the short-term deferral period (within the meaning of Code Section 409A) shall be treated as a short-term deferral. Any other portion of a payment that does not meet the short-term deferral requirement shall, to the maximum extent possible, be deemed to satisfy the exception from Code Section 409A for involuntary separation pay. A participant shall not, directly or indirectly, designate the taxable year of a payment made under this Plan. Notwithstanding anything to the contrary in this Plan, if any payment or benefit is deferred compensation subject to Section 409A, and solely to the extent required by Section 409A, if a participant is a Key Employee, then any such payments shall be delayed by six (6) months and paid on the first business day of the seventh month following the participant’s Separation from Service or, if earlier, his date of death, and the amount of such accumulated delayed payments shall be credited with interest during such six-month period at a rate computed using 120% of the short-term applicable federal rate for a semi-annual compounding period under

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Code Section 1274(d), applicable for the month in which the participant’s Separation from Service occurs, provided that such interest rate shall not exceed 120% of the long-term applicable federal interest rate under Code Section 1274(d). The identification of a participant as a Key Employee shall be made by the Company in accordance with Section 1.7 of the Plan and sections 416(i) and 409A of the Code and the regulations promulgated thereunder. Any provision of the Plan that is noncompliant with Code Section 409A shall be deemed to be amended to comply with Code Section 409A, or if it cannot be so amended, shall be void. The Employer does not guarantee or warrant the tax consequences of the Plan, and the participants shall in all cases be liable for any taxes due with respect to Plan.
Article 4
Employment Status

4.1    Right to Terminate Employment. This Plan shall not be deemed to constitute an employment contract between the Employer and the participant. Nothing contained herein shall give the participant the right to be retained in the employ of the Employer or to interfere with the right of the Employer to discharge the participant at any time, nor shall it give the Employer the right to require the participant to remain in its employ or to interfere with the participant’s right to terminate employment at any time.
4.2    Status During Benefit Period. Commencing upon the date of the participant’s Separation from Service, the participant shall cease to be an employee of the Employer for any purpose. The payment of severance benefits under this Plan shall be payments to a former employee.
Article 5
Claims and Review Procedures

5.1     Claims Procedure. Any individual (“claimant”) who has not received benefits under the Plan and believes they should be paid shall make a claim for such benefits as follows:
5.1(a)     Initiation - Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.
5.1 (b)     Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the date by which the Plan Administrator expects to render its decision.
5.1(c) Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

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5.1(c)(i)     The specific reason for the denial,
5.1(c)(ii)     A reference to the specific provisions of the Plan on which the denial is based,
5.1(c)(iii)    A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,
5.1(c)(iv)     An explanation of the Plan’s review procedures and the time limits applicable to such procedures, and
5.1(c)(v)     A statement of the claimant’s right to bring a civil action under the Employee Retirement Income Security Act of 1974 (“ERISA”) Section 502(a) following an adverse benefit determination on review.
5.2    Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:
5.2(a)     Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

5.2(b)     Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.
5.2(c)     Timing of Plan Administrator Response. The Plan Administrator shall respond to the claimant’s request for review within 60 days after receiving the request. If the Plan Administrator determines that special circumstances require additional time for processing the request, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, which an additional period is required. The notice of extension must set forth the date by which the Plan Administrator expects to render its decision.
5.2(d) Notice of Decision. If the Plan Administrator affirms the denial of part or the entire claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth the specific reason for the denial and a reference to the specific provisions of the Plan on which the denial is based.

5.3    Authority. In determining whether to approve or deny any claim or any appeal from a denied claim, the Plan Administrator shall exercise its discretionary authority to interpret the Plan and the facts presented with respect to the claim, and its discretionary authority

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to determine eligibility for benefits under the Plan. Any approval or denial shall be final and conclusive upon all persons.

5.4 Exhaustion of Remedies. Except as required by applicable law, no action at law or equity shall be brought to recover a benefit under the Plan unless and until the claimant has: (a) submitted a claim for benefits, (b) been notified by the Plan Administrator that the benefits (or a portion thereof) are denied, (c) filed a written request for a review of denial with the Plan Administrator, and (d) been notified in writing that the denial has been affirmed. A claimant must file any lawsuit or similar proceeding, in any forum whatsoever, with respect to the Plan within 12 consecutive months after the date of receiving a final denial or, if earlier, two years from the date on which the claimant was aware, or should have been aware of the claim at issue.

Article 6
Amendment and Termination

It is intended that the Plan shall continue from year to year, subject to an annual review by the Board of Directors. However, the Board of Directors reserves the right to modify, amend or terminate the Plan at any time; provided, that no amendment or termination shall affect the rights of participants to receive Plan benefits finally determined by the Plan Administrator but unpaid at the time of such termination or amendment.
Article 7
Miscellaneous

7.1    Not an Employment Contract. The adoption and maintenance of this Plan shall not be deemed to confer on any participant any right to continue in the employ of the Employer, and shall not be deemed to interfere with the right of the Employer to discharge any person, with or without cause, or treat any person without regard to the effect that such treatment might have on the person as a Plan participant.

7.2    Benefits Non-Assignable. No right or interest of a participant in this Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, assignments for the benefit of creditors, receiverships, or in any other manner, excluding transfer by operation of law as a result solely of mental incompetency.

7.3    Tax Withholding. The Employer shall withhold any applicable income or employment taxes that are required to be withheld from the severance benefits payable under this Plan.
7.4    Applicable Law. This Plan is a welfare plan subject to ERISA and it shall be interpreted, administered, and enforced in accordance with that law.

        7.5    Severability. If any provision of this Plan is held invalid or unenforceable by a court of competent jurisdiction, all remaining provisions shall continue to be fully effective.

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7.6    Binding Agreement. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the participants and their heirs, executors, administrators and legal representatives.

IN WITNESS WHEREOF, Alexander & Baldwin, Inc. has caused this Plan to be executed by its duly authorized officers effective as of the 7th day of November, 2023.

ALEXANDER & BALDWIN, INC.

By:	/s/ Derek Kanehira
Derek T. Kanehira
Its Senior Vice President

By:	/s/ Alyson J. Nakamura
Alyson J. Nakamura
Its Vice President and Secretary

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